Exhibit 99.3

WhiteFiber Announces Closing of $230.0 Million Convertible Senior Notes Offering and Zero-Strike Call Option Transaction

NEW YORK, January 26, 2026 – WhiteFiber, Inc. (Nasdaq: WYFI) (“WhiteFiber” or the “Company”), a provider purpose-built for artificial intelligence (“AI”) infrastructure and high-performance computing (“HPC”) solutions, today announced the closing of its previously announced private placement (the “offering”) of $230.0 million aggregate principal amount of 4.500% Convertible Senior Notes due 2031 (the “notes”), including the exercise in full of the initial purchasers’ option to purchase an additional $20.0 million aggregate principal amount of notes.

The notes were issued with an initial conversion price of approximately $25.91 per share, representing a premium of approximately 27.5% to the last reported sales price of our ordinary shares on the Nasdaq Stock Market LLC on January 21, 2026.

We received net proceeds from the offering of the notes of approximately $221.5 million, after deducting the initial purchasers’ discounts and our estimated offering expenses.

In connection with the pricing of the notes, WhiteFiber also entered into a privately negotiated zero-strike call option transaction (the “zero-strike call”) with one of the initial purchasers to facilitate the offering of the notes. The zero-strike call structure also substantially offsets a significant portion of the shares underlying the notes, materially reducing potential dilution and effectively improving the Company’s conversion economics relative to a traditional convertible issuance. Under the zero-strike call the Company paid a premium of approximately $120.0 million from the net proceeds from the offering for the right to receive approximately 5.9 million of its ordinary shares. This structure is intended to synthetically increase the effective conversion price of the notes to approximately $37.01 per share, resulting in net shares underlying the notes of approximately 3.0 million. Accordingly, net share exposure associated with the offering is meaningfully reduced.

The Company used approximately $120.0 million of the net proceeds from the offering to pay the cost of the zero-strike call. The remaining net proceeds from the offering are expected to be used primarily for data center expansion, including to partially fund the lease or purchase of additional property or properties on which to build additional WhiteFiber data centers, to construct those facilities, to enter into additional energy service agreements for each additional site, to purchase related equipment, and for potential acquisitions, partnerships, and joint ventures related thereto, and for working capital and general corporate purposes.

As previously disclosed, WhiteFiber continues to expect to close a project-level debt facility for its NC-1 data center development in the first quarter of 2026. The Company views this convertible financing as complementary to its anticipated non-dilutive project financing strategy.

Sam Tabar, Chief Executive Officer of WhiteFiber, commented:

“We are pleased to close this important financing and appreciate the strong support from both existing holders and new investors. The proceeds from this offering are expected to provide the financial flexibility we need to expand our data center footprint in a cost-effective manner as we see increasing inbound demand from customers. Importantly, we structured the transaction with zero-strike calls to substantially offset the shares underlying the notes, materially reducing potential dilution and significantly improving the effective conversion economics for our shareholders. This financing does not change our previously disclosed expectation to close project debt for NC-1 in the first quarter of 2026.”

The notes and any ordinary shares issuable upon conversion of the notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About WhiteFiber, Inc.

WhiteFiber is a provider of AI infrastructure solutions. WhiteFiber owns HPC data centers and provides cloud services to customers. Our vertically integrated model combines specialized colocation, hosting, and cloud services engineered to maximize performance, efficiency, and margin for generative AI workloads.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of applicable securities laws. Such statements include, but are not limited to, statements about our ability to capture demand in the market, prospective customer demand, the timing for completion of and our ability to obtain project debt financing in the first quarter of 2026 for our NC-1 facility and our expected use of proceeds from the offering of the notes. These statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ materially. These statements may be identified by words such as “will likely result,” “are expected to,” “will continue,” “will allow us to” “is anticipated,” “estimated,” “expected”, “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. WhiteFiber undertakes no obligation to update any forward-looking statements except as required by law. All forward-looking statements speak only as of the date of this press release.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the forward-looking statements contained herein are reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of new information, future developments or otherwise occurring after the date of this communication.

Contacts for WhiteFiber

Investor Contact: IR@whitefiber.com

Media Contact: joanne@jam-comms.com